SCHEDULE 14C INFORMATION
                 Information Statement Pursuant to Section 14(c)
                     of the Securities Exchange Act of 1934

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        (as permitted by Rule 14C-5(d)(2))
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                     orbitTRAVEL.com Corporation f/k/a Divot Golf
                     Corporation Name of small business issuer as
                             specified in its charter)

           Delaware                                    56-1 781650
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                 927 Lincoln Road, Suite 200 Miami Beach, FL 33139
                     (Address of principal executive offices)



                                 (305) 538-2727
                           (Issuer s telephone number)
                                 ------------------

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        INFORMATION STATEMENT OF ORBITTRAVEL.COM CORPORATION (F/K/A DIVOT
                              GOLF CORPORATION)

              927 Lincoln Road, Suite 200, Miami Beach, FL 33139

I.       NOTICE OF ACTIONS TAKEN BY WRITTEN CONSENT OF SHAREHOLDERS

         This Information Statement is being furnished on behalf of the Board of Directors of OrbitTRAVEL.com Corporation (f/k/a Divot Golf Corporation) ("Orbit"), a Delaware corporation with principal offices at 927 Lincoln Road, Suite 200, Miami Beach, FL 33139 (the "Company"). The Company's telephone number is (305) 538-2727. As of April 20, 2000 the Company's name was changed from Divot Golf Corporation to OrbitTRAVEL.com Corporation.

         This Information Statement is being provided to inform all non-consenting shareholders of the corporate action that was approved by the holders of a majority of the Company's capital stock. On June 19, 2000, holders of record of 119,839,864 of the shares of the Company's Common Stock representing 60% of the Company's 199,645,141 then-outstanding shares of Common Stock, consented to an increase in the Company's authorized capital pursuant to
Section 228 of the Delaware General Corporation Law. This written consent was obtained in lieu of a shareholders meeting.

         The consenting shareholders approved an amendment to the Company's Certificate of Incorporation increasing the authorized Common Stock from 200,000,000 shares, par value $.001 per share, to 800,000,000 million shares, par value $.001 per share.

         For more information on the action approved by the shareholders, see "The Action Taken Pursuant to the Written Consent" below. This action was approved by holders of more than a majority of the Common Stock outstanding on June 19, 2000, and their written consent shall be effective once proper notice of these actions has been delivered to all non-consenting shareholders.

         The Company is sending this Information Statement to all shareholders of record as of June 19, 2000 ("Record Shareholders") and we will begin mailing these materials on July 10, 2000. The effective date for these corporate actions will be July 31, 2000.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

II.      THE ACTION TAKEN PURSUANT TO THE WRITTEN CONSENT

A. Authorization of an Amendment to the Company's Certificate of Incorporation
              Increasing the Authorized Capital

         On June 19, 2000, eight consenting shareholders consented to a proposal to effect an amendment to the company's Certificate of Incorporation increasing the authorized capital from 200,000,000 shares of Common Stock, par value $.001 per share, to 800,000,000 shares, par value $.001 per share.

         The reason for the approval to amend the Company's Certificate of Incorporation to increase the authorized Common Stock is that the Company has almost exhausted all of its authorized capital. As of June 19, 2000 there were 199,645,141 shares of Common Stock outstanding out of an authorized capital of 200,000,000 shares. The Company's recent Annual Report on Form 10-KSB for the year ended December 31, 1999 reflects numerous settlements with third parties and acquisitions which required the issuance by the Company of its Common Stock and which effectively has exhausted all of the available authorized Common Stock. Additionally, the Company intends to seek other acquisitions and strategic alliances to augment its business. This will also require the issuance of additional Common Stock. Accordingly, shareholders owning a majority of the outstanding shares authorized the Amendment to the Certificate of Incorporation increasing the authorized Common Stock from 200,000,000 shares to 800,000,000 shares.

         The Amendment to the Company's authorized capital will be effected by the filing with the Secretary of State of Delaware a Certificate of Amendment to the Certificate of Incorporation. The increase in authorized shares of common stock will become effective on the date of filing of the Amended Certificate of Incorporation (the "Effective Date"). The Company intends to file as soon as practicable after July 31, 2000.